Exhibit 99.28(h)(8)

MANAGEMENT AND ADMINISTRATION AGREEMENT

AGREEMENT effective as of the 1st day of November, 2014, between Asset Management Fund (the “Trust”), a Delaware statutory trust having its principal place of business at 1000 Brickell Avenue, Suite 500, Miami, FL 33131, on behalf of the series of the Trust listed on Schedule A, and Beacon Hill Fund Services, Inc. (“Beacon Hill”), an Ohio corporation having its principal place of business at 4041 N. High Street, Suite 402, Columbus, Ohio 43214.

WHEREAS, the Trust is a registered investment company, and is subject to the requirements under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, the Trust desires to appoint Beacon Hill to perform management and  administration services, including fund governance and regulatory oversight for the series of the Trust listed on Schedule A to this Agreement, as well as such additional series as may be established by the Trust from time to time (each series a “Fund” and collectively, the “Funds”);

WHEREAS, Beacon Hill is willing to perform the services, or arrange for the provision of such services, enumerated in this Agreement on the terms and conditions set forth herein; provided, however, that Beacon Hill is authorized at its own expense to contract with other service providers to perform any or all of the services hereinafter described;

WHEREAS, Beacon Hill and the Trust wish to enter into this Agreement in order to set forth the terms under which Beacon Hill will perform the services, or arrange for the provision of such services, enumerated herein on behalf of the Trust.

NOW, THEREFORE, in consideration of the covenants herein contained, the
Trust and Beacon Hill hereby agree as follows:

1. Services.

1.1 Employment

The Trust, being duly authorized, hereby employs Beacon Hill to perform the services, or arrange for the provision of such services, described in this Agreement.  Beacon Hill shall perform such services, or arrange for the provision of such services, upon the terms and conditions hereinafter set forth. Any services undertaken by Beacon Hill on behalf of the Trust pursuant hereto, shall at all times be subject to any directives of the Board of Trustees of the Trust. To the extent Beacon Hill arranges for affiliates or third-parties to provide any services described in this Agreement, Beacon Hill shall not be relieved of any of its obligations under this Agreement.

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1.2 Trust Management and Administration Services

Beacon Hill will serve as business manager and administrator to the Trust and will work with the Trust to perform and coordinate management and administration services either directly or through working with the Trust’s services providers as outlined in Schedule B. Beacon Hill is authorized at its own expense to contract with other service providers to perform any or all of the services outlined in Schedule B.  Beacon Hill shall give the Trust the benefit of its best judgment, efforts and facilities in rendering such services. Subject to the direction and control of the Trust, Beacon Hill shall supervise the Trust’s business affairs not otherwise supervised by other agents of the Trust.

1.3 Officers

(a) Provision of Fund Officers. Beacon Hill agrees to make available to the Trust 1) a person to serve as the Trust’s Chief Compliance Officer as provided in paragraph (a)(4) of Rule 38a-1, subject to election by the Board, 2) a person to serve as the Trust’s Treasurer or Chief Financial Officer responsible for certifying the accuracy of financial reports through the assessment of financial controls, 3) any other necessary officers, including but not limited to Secretary, President, Anti-Money Laundering Officer and others (each a “Fund Officer” and, collectively, “Fund Officers”. Beacon Hill shall provide appropriately qualified employees or agents of Beacon Hill (or its affiliates) who, in the exercise of their duties to the Trust, shall act in good faith and in the best interests of the Trust.  Beacon Hill shall assume sole responsibility for compensating the Fund Officers directly.

(b) Termination of Fund Officers. In the event a person is: (1) terminated as a Fund Officer by the Board in its sole discretion and for any reason, or (2) terminated as a Beacon Hill employee, Beacon Hill will employ reasonable good faith efforts to promptly make another qualified person available to serve as a Fund Officer, at the request of the Board.

(c) Compensation of Chief Compliance Officer. In accordance with the requirements of Rule 38a-1, Beacon Hill shall pay a level of total compensation directly to the Trust’s Chief Compliance Officer as is consistent with Beacon Hill’s compensation of employees having similar duties, similar seniority, and working at the same or similar geographical location. Beacon Hill shall not be obligated to pay any compensation to the Trust’s Chief Compliance Officer which exceeds that set forth in the previous sentence.

(d) Trust obligations to Fund Officers. The Trust will provide copies of financial reports, the Fund Compliance Program, related policies and procedures, and all other books and records of the Trust as each Fund Officer deems necessary or desirable in order to carry out his or her duties hereunder on behalf of the Trust. The Trust shall cooperate with each Fund Officer and make reasonable efforts to

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secure the cooperation of the service providers to the Trust, as well as Trust counsel, independent Trustee counsel and the Trust’s independent accountants (collectively, the “Other Providers”), and assist each Fund Officer and Beacon Hill in preparing, implementing and carrying out the duties of each Fund Officer. In addition, the Trust shall provide each Fund Officer with appropriate access to the executive officers and Board of the Trust, and to representatives of and to any records, files and other documentation prepared by, service providers of the Trust and Other Providers, which are or may be related to the services provided under this Agreement.

(e) Additional Provisions Concerning Executive Officers. It is mutually agreed and acknowledged by the parties that each Fund Officer contemplated in this Agreement will each be an executive officer of the Trust (“Executive Officer”) either through incorporation documents or specifically through board resolutions. The provisions of Section 1.3 are subject to the internal governance policies of Beacon Hill concerning the activities of its employees and their service as officers of unaffiliated funds (the “Beacon Hill Governance Policies”). The Trust’s governing documents (including its  Declaration of Trust and By-Laws) and/or resolutions of its Board shall contain mandatory indemnification provisions that are applicable to each Executive Officer, that are designed and intended to have the effect of fully indemnifying him or her and holding him or her harmless with respect to any claims, liabilities and costs arising out of or relating to his or her service in good faith in a manner reasonably believed to be in the best interests of the Trust, except to the extent he or she would otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

The Trust shall provide coverage to the Executive Officers under its directors’ and officers’ liability policy that is appropriate to the Executive Officer roles and titles. In appropriate circumstances, the Executive Officers shall have the discretion to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be: (a) a situation in which the Executive Officer would be forced to materially deviate from the Beacon Hill Governance Policies, (b) an ongoing pattern of conduct by the Trust, other Trust officers, service providers of the Trust or Other Providers involving the continuous or repeated violation of applicable federal securities laws or (c) a material deviation by the Trust from the terms of this Agreement governing the services of the Executive Officer that is not caused by the Executive Officer or Beacon Hill. In addition, the Executive Officers shall have reasonable discretion to resign from his or her position in the event that he or she determines that he or she has not received sufficient cooperation from the Trust, its service providers or Other Providers to make an informed determination regarding any of the matters listed above.

The Executive Officers may, and the Trust shall, promptly notify Beacon Hill of any issue, matter or event that would be reasonably likely to result in any claim by

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the Trust, one or more Trust shareholder(s) or any third party which involves an allegation that the Executive Officers failed to exercise his or her obligations to the Trust in a manner consistent with applicable laws.

It is expressly agreed and acknowledged that Beacon Hill (a) cannot ensure that the Trust complies with applicable federal securities laws , and (b) whenever an employee or agent of Beacon Hill serves as an Executive Officer of the Trust, as long as the Executive Officer acts in good faith and in a manner reasonably believed to be in the best interests of the Trust, the Trust shall indemnify the Executive Officer and Beacon Hill and hold the Executive Officer and Beacon Hill harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them arising out of or related to the service of such employee or agent of Beacon Hill as an Executive Officer of the Trust, except to the extent such indemnification would be illegal, impermissible or improper under the Federal Securities Laws, as interpreted by the SEC or Sarbanes Oxley.

2. Fees and Expenses.

Beacon Hill shall be entitled to receive from the Trust fees at the rate set forth on Schedule C hereto, reflecting the amounts charged by Beacon Hill for the performance of services under this Agreement or in securing such services for the Trust.  All rights of compensation under this Agreement for services performed up to the termination date and for expense reimbursement up to the termination date shall survive the termination of this Agreement.  In the event of termination of this Agreement pursuant to Section 4, the Trust shall reimburse Beacon Hill for reasonable expenses related to its activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributors, investment advisers and/or other parties of the Trust’s property, records, instruments and documents. Except that the Trust would not reimburse Beacon Hill for reasonable expenses related to its activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributors, investment advisers and/or other parties of the Trust’s property, records, instruments and documents if Beacon Hill is terminated for cause.

Allocation of Charges and Expenses.  Beacon Hill will pay all operating expenses of the Trust not specifically assumed by the Trust, unless the Trust or the Adviser (as defined in Schedule A) otherwise agree to pay, including without limitation the compensation and expenses of any employees and officers of the Trust and of any other persons rendering any services to the Trust; clerical and shareholder service staff salaries; office space and other office expenses; fees and expenses incurred by the Trust in connection with membership in investment company organizations; legal, auditing and accounting expenses; expenses of registering shares under federal and state securities laws;  insurance expenses; fees and expenses of the transfer agent, dividend disbursing agent, shareholder service agent, custodian, fund accounting agent and financial administrator (excluding fees and expenses payable to Beacon Hill for services provided under this

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Agreement) and accounting and pricing services agent; expenses, including clerical expenses, of issue, sale, redemption or repurchase of shares of the Funds; the cost of preparing and distributing reports and notices to shareholders; the cost of printing or preparing prospectuses and statements of additional information for delivery to each Fund’s current shareholders; the cost of printing or preparing any documents, statements or reports to shareholders unless otherwise noted; fees and expenses of trustees of the Trust who are not interested persons of the Trust, as defined in the 1940 Act; and all other operating expenses not specifically assumed by the Trust.  In paying expenses that would otherwise be obligations of the Trust, Beacon Hill is expressly acting as an agent on behalf of the Trust.  Beacon Hill will provide a detailed report of those expenses to the Trustees on an annual basis in connection with the Board’s annual consideration of the continuation of this Agreement and the amount of those expenses will be a direct consideration by the Trustees in determining the fee rate paid to Beacon Hill for the next one-year period under a continuation of this Agreement. Beacon Hill and the Trust will execute a new Schedule C reflecting the fee rate to be paid to Beacon Hill pursuant to a continuation of this Agreement. To the extent circumstances arise prior to the annual consideration of the continuation of the Agreement that would materially affect the fee rate set forth in Schedule C, including, but not limited to, the organization of new Funds of the Trust or the termination of any of the Funds in the Trust, Beacon Hill and the Trust agree to make a good faith review of the current fee rate and adjust the fee rate as the parties may agree. Such adjustment fee rate shall be reflected in a new Schedule C executed by the parties.

The Trust will pay all fees and expenses of brokerage fees and commissions, taxes, borrowing costs (such as (a) interest and (b) dividend expenses on securities sold short), expenses related to conducting shareholders’ meetings and proxy solicitations (including the preparation and delivery of the proxy statement and other related materials; except that Beacon Hill agrees to pay all expenses related to the initial shareholder meeting and proxy solicitation held following the date of this Agreement for the purpose of electing Trustees of the Trust), and such extraordinary or non‑recurring expenses as may arise, including litigation to which a Fund or the Trust may be a party and indemnification of the Trust’s Trustees and officers with respect thereto.  The Trust will also pay the fees to be paid pursuant to any investment advisory agreement between the Adviser and the Trust, and all fees to be paid pursuant to any distribution agreement between the    principal underwriter/distributor for the Funds and the Trust, and all expenses which it is authorized to pay pursuant to Rule 12b-1 under the 1940 Act. The Trust will also pay, if any, the fees to be paid by the Funds pursuant to any shareholder servicing agreement or related sub-transfer agent agreement between a third-party servicing agent and the Trust for shareholder or sub-transfer agent services subject to a shareholder services plan or other documentation set forth by the Board of Trustees. Beacon Hill may obtain reimbursement from the Funds, at such time or times as Beacon Hill may determine in its sole discretion, for any of the expenses advanced by Beacon Hill, which the Funds or the Trust are obligated

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to pay, and such reimbursement shall not be considered to be part of Beacon Hill’s compensation pursuant to this Agreement.

3. Information to be Furnished by the Trust and Record Keeping.

(a) The Trust has furnished or shall promptly furnish to Beacon Hill copies of the Trust’s foundational documents, including but not limited to, the Declaration of Trust, the Bylaws, various policies and procedures of the Trust that have been adopted, the current Fund prospectuses, statement of additional information, the most recent annual and semi-annual reports and any amendments to these documents herein (hereinafter “Trust Documents”).  The Trust shall also furnish a list of officers and persons authorized to act on behalf of the Trust.

(b) The Trust shall furnish Beacon Hill written copies of any amendments to, or changes in, any of the items referred to in Section 3, upon such amendments or changes becoming effective which will have the effect of changing the procedures employed by Beacon Hill in providing the services or performing its duties under this Agreement.

(c) Beacon Hill may rely on all documents furnished to it by the Trust and its agents in connection with the services to be provided under this Agreement, including any amendments to or changes in any of the items to be provided by the Trust pursuant to Section 3, and shall be entitled to indemnification in accordance with Section 8 below with regard to such reliance.

(d) Beacon Hill shall maintain records in connection with its duties as specified in this Agreement.  Any records required to be maintained and preserved shall be the property of the Trust and will be surrendered promptly to the Trust on request, and made available for inspection by the Trust or by applicable regulators at reasonable times.  In case of any request for the inspection of such records by another party, Beacon Hill shall notify the Trust and follow the Trust’s instructions as to permitting or refusing such inspection; provided that Beacon Hill may share such records in any case as outlined in Section 9.

4. Term and Termination.

The services to be rendered by Beacon Hill under this Agreement shall commence upon the date of this Agreement and shall continue in effect for a one (1) year-period from that date, unless earlier terminated pursuant to the terms of this Agreement. The Agreement will remain in full force from year to year thereafter, subject to annual approval by the Board. The Agreement may be terminated without penalty by either party by providing the other party with sixty (60) days written notice of termination.

In addition, both parties agree that this Agreement may be terminated for cause immediately upon written notice. For purposes of this Agreement, cause shall

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mean (a) a material breach of this Agreement that has not been remedied  within three (3) business days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are reasonably evidenced.

5. Notice

Any notice provided hereunder shall be sufficiently given when mailed to the party required to be served with such notice at the following address: if to the Trust, c/o Beacon Hill, at 4041 N. High Street, Suite 402, Columbus, Ohio 43214   and if to Beacon Hill, at 4041 N. High Street, Suite 402, Columbus, Ohio 43214; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

6. Governing Law and Matters Relating to the Trust as a Delaware Statutory.

This Agreement shall be construed in accordance with the laws of the State of Ohio and the federal securities laws. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the federal securities laws, the latter shall control. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust.

It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the property of the Trust and each of the Funds, as provided in the Declaration of Trust.  The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by officers of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Trust.  A copy of the Declaration of Trust is on file with the Secretary of the State of Delaware.
7. Representations and Warranties.

Each party represents and warrants to the other that this Agreement has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.  Each party agrees to adhere to all applicable federal securities laws.

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(a) Representations by the Trust.  The Trust represents that it is duly organized and validly existing and that its shares previously issued are duly authorized for issuance in accordance with applicable law. The Trust warrants that it will take all necessary steps to ensure that it remains in good standing.

(b) Representations by Beacon Hill.  Beacon Hill represents that it is a services company duly organized and in good standing under applicable law.  Beacon Hill is a wholly-owned subsidiary of a publicly-held company, as described in Schedule D, and hereby notifies the Trust of such affiliation so that the Trust can review and restrict applicable portfolio trading policies as may be necessary under the 1940 Act.

8. Indemnification.

(a) Each party (an “Indemnitor”) shall  indemnify and hold harmless the other party, each of such other party’s affiliated persons , and all directors, officers, and employees  of such other party (“Indemnified Parties”), against any and all losses, damages, or liabilities or any pending or completed actions, claims, suits, complaints or investigations (including all reasonable expenses of litigation or arbitration), judgments, fines or amounts paid in any settlement consented to by the Indemnitor (collectively, “Losses”) to which any Indemnified Party may become subject to as a result or arising out of or relating to: (1) any negligent acts, omissions, bad faith or willful misconduct in the performance of Indemnitor’s duties and obligations hereunder; (2) any breach of the Indemnitor’s representations or warranties contained in this Agreement; (3) Indemnitor’s failure to comply with any terms of this Agreement; or (4) any action of an Indemnified Party, upon instructions believed in good faith by the Indemnified Party to have been executed by a duly authorized officer or representative of the Indemnitor. Provided that, no party shall have any obligation to indemnify the other party for any Losses that the other party would otherwise be liable for by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement.

(b) In order that the indemnification provisions contained herein shall apply, upon the assertion of a claim or a loss for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion or loss, and shall keep the other advised with respect to all developments concerning such claim.  The party who may be required to indemnify shall have the option to participate at its expense with the party seeking indemnification in the defense of such claim.  In this event, the party seeking indemnification may not settle, compromise or consent to judgment except with the other party’s prior written consent.  The obligations of the parties hereto under this Section shall survive termination of the Agreement.

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9. Confidentiality

Without the prior consent of the other party, no party shall disclose Confidential Information (as defined below) of any other party received in connection with the services provided under this Agreement. The receiving party shall use the same degree of care as it uses to protect its own confidential information of like nature, but no less than a reasonable degree of care, to maintain in confidence the Confidential Information of the disclosing party. The foregoing provisions shall not apply to any information that (i) is, at the time of disclosure, or thereafter becomes, part of the public domain through a source other than the receiving party, (ii) is subsequently learned from a third party that, to the knowledge of the receiving party, is not under an obligation of confidentiality to the disclosing party, (iii) was known to the receiving party at the time of disclosure, (iv) is generated independently by the receiving party, or (v) is disclosed pursuant to applicable law, subpoena, applicable professional standards, request of a governmental or regulatory agency, or other process after reasonable notice to the other party. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, in addition to all other remedies at law or in equity, to an injunction or injunctions without bond or other security to prevent breaches of this provision.

For the purpose of this Agreement, Confidential Information shall mean NPPI (as defined below), any information identified by either party as “Confidential” and/or “Proprietary” or which, under all of the circumstances, ought reasonably to be treated as confidential and/or proprietary, or any nonpublic information obtained hereunder concerning the other party.

Nonpublic personal financial information relating to shareholders and/or potential shareholders (i.e., customers and/or consumers) of the Trust (“NPPI”) provided by, or at the direction of, the Trust to Beacon Hill, or collected or retained by Beacon Hill in the course of performing its duties and responsibilities under this Agreement shall remain the sole property of the Trust. Beacon Hill shall not give, sell or in any way transfer such Confidential Information to any person or entity, other than affiliates of Beacon Hill except in connection with the performance of Beacon Hill’s duties and responsibilities under this Agreement, at the direction of the Trust or as required or permitted by law (including applicable anti-money laundering laws). Beacon Hill represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Trust represents to Beacon Hill that it has adopted a statement of its privacy policies and practices as required by Regulation S-P and agrees to provide Beacon Hill with a copy of that statement annually.

The parties agree to comply with any and all regulations promulgated by the Securities and Exchange Commission or other applicable laws regarding the confidentiality of shareholder information.

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The provisions of this Section shall survive the termination of this Agreement.

10. Intellectual Property.

The parties acknowledge each other’s right, title, and interest in their respective trademarks, copyrights, advertising, artwork, reports, manuals, memoranda, audit plans, checklists, presentations, training materials, policies and procedures, and logos (“Intellectual Property”) and agree not to use each other’s Intellectual Property in any advertising, sales literature or related materials or packaging, including customer lists, without the prior written approval of the other party.  The Trust agrees that Beacon Hill may identify the Trust as a client on its client list, which may be posted to Beacon Hill’s website, or distributed to prospective clients.  In no event will Beacon Hill disclose the nature of the relationship with the Trust, including but not limited to, the terms of this Agreement without prior written approval of the Trust, unless the disclosure is contained in documentation which is mandated through regulation, litigation or arbitration.

Beacon Hill retains all rights to materials, software, copyrights, trademarks, questionnaires, scoring methodology, proprietary analysis and other information that Beacon Hill provides to the Trust in connection with this Agreement.  The Trust acknowledges that Beacon Hill may provide the Trust and its representatives with proprietary, copyrighted or trademarked information and shall not disclose Beacon Hill’s work-product, including but not limited to procedures, software, spreadsheets, checklists, audit programs, reports, proposals, questionnaires, scoring methodology, analysis and other documents or information, to any third-party without the prior written approval of Beacon Hill.  The Trust agrees that in the event that the Trust is required to produce Beacon Hill’s Intellectual Property to a regulatory authority or court, the Trust will make all reasonable efforts to protect the Beacon Hill Intellectual Property, including but not limited to, requesting confidential treatment under U.S. Freedom of Information Act and other applicable laws.  The Trust agrees to notify Beacon Hill in the event it must disclose Beacon Hill’s Intellectual Property to any regulatory authority or in any court proceeding and will keep Beacon Hill apprised of its efforts to protect Beacon Hill Intellectual Property.

11. Miscellaneous.

(a) No amendment, modification to or assignment of this Agreement shall be valid unless made in writing and executed by both parties hereto.

(b) Each of the parties acknowledges and agrees that this Agreement and the arrangements described in this Agreement are intended to be non-exclusive and that Beacon Hill is free to enter into similar agreements and arrangements with other entities.

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(c) No party to this Agreement will be responsible for delays resulting from acts beyond the reasonable control of such party, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance hereunder as soon as practicable as soon as such causes are avoided, rectified or removed.

(d) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(e) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(f) This Agreement, together with the schedules, sets forth the entire understanding of the parties and supersedes any and all prior discussions, representations and understandings between the parties related to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

ASSET MANAGEMENT FUND	BEACON HILL FUND SERVICES, INC.

/s/ Dana A. Gentile	/s/ Stephen G. Mintos
Name: Dana A. Gentile	Name: Stephen G. Mintos
Title: President	Title: President

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SCHEDULE A

LIST OF FUNDS

The following series of the Trust are advised by Shay Assets Management, Inc. (the “Adviser”) as a series as now in existence and listed below, as well as such additional series as may be established by the Trust from time to time and advised by the Adviser (each series a “Fund” and collectively, the “Funds”):

FUND NAME(S)

AMF Ultra Short Mortgage Fund
AMF Short U.S. Government Fund
AMF Large Cap Equity Fund

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SCHEDULE B

BUSINESS MANAGEMENT AND GOVERNANCE SERVICES

Beacon Hill will provide the following services during the term of this Agreement:

Beacon Hill shall perform and coordinate management and administration services either directly or through working with the Trust’s service providers.  Beacon Hill shall also prepare, review and provide comment during the preparation of Trust documents. While Beacon Hill will use its best efforts to provide guidance and advice under this Agreement, for matters where the Trust is responsible for certain actions, it is expressly agreed and acknowledged that Beacon Hill cannot ensure that the Trust complies with applicable federal securities laws.

Beacon Hill shall also oversee the performance by other service providers to the Trust in connection with the operations of the Trust, and, on behalf of the Trust, shall conduct relations with service providers, including but not limited to, custodians, depositories, transfer agents, fund accountants, accountants, auditors, legal counsel, underwriters, brokers-dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Trust’s operations, but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities. In conjunction with this function, Beacon Hill shall administer contracts on behalf of the Trust with, among others, the Trust’s investment advisers, distributor, custodian, transfer agent and fund accountant.

Beacon Hill shall provide the Board of Trustees of the Trust (hereafter referred to as the “Board”) with such reports as it may reasonably request.

Without limiting the generality of the foregoing, Beacon Hill shall:

●	Coordinate and monitor activities of the third party service providers to the Funds.
●	Serve as officers of the Trust, including but not limited to President, Secretary, Chief Compliance Officer, Anti-Money Laundering Officer, Treasurer and others as are deemed necessary and appropriate.
●	Perform compliance services for the Trust, including maintaining the fund compliance program as required under the 1940 Act.
●	Manage the process of filing amendments to the Trust’s registration statement and other reports to shareholders.
●	Coordinate and file proxy material, review tabulations and conduct shareholder meetings as required.
●	Coordinate the Board meeting preparation process including preparation, compilation and distribution of material and attendance at meetings and drafting of minutes.

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●	Provide support for new funds, mergers, conversions, and reorganizations.
●	Assist the Trust with monitoring compliance with federal regulations and examinations.
●	Review financial filings and file with the Securities and Exchange Commission.
●	Maintain books and records in accordance with applicable laws and regulations contemplated through the offering of services under this Agreement or as otherwise mutually agreed upon and from time to time review books and records of the Trust maintained by third party service providers.
●	Prepare and file registrations and exemptions to affect the sale of Fund shares in various states and jurisdictions.
●	Coordinate the fidelity bond filing under Rule 17g-1 with the Securities and Exchange Commission.
●	Review and submission to the officers of the Trust for their approval, of invoices or other requests for payment of Trust expenses.

Beacon Hill shall perform such other services for the Trust that are mutually agreed upon by the parties from time to time for which the Trust will pay such fees as may be mutually agreed upon, including Beacon Hill’s out-of-pocket expenses.

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SCHEDULE C

SERVICE FEES

Dated November 1, 2014

1. Service Fees

Services	Fee
Management and Administration Services	0.35% of average daily net assets of the Funds listed in Schedule A hereto; subject to an aggregate minimum annual fee of $1,160,000* for the Funds

*The Trust shall pay the annual fee on behalf of the Funds, in monthly installments, within fifteen (15) calendar days of receipt of invoice.  The obligation to pay the fee shall begin as of the date of the commencement of operations for any Fund.

If the Short U.S. Government Fund is proposed to merge into the Ultra Short Mortgage Fund, Beacon Hill agrees to assume the specific expenses related to the merger. These expenses are limited to the expenses Beacon Hill incurs to prepare and file the N-14 and related filings, mailing and tabulation of the shareholder proxy, preparation of shareholder meeting materials and minutes, coordination of the shareholder meeting and the legal fee specific to the review of the merger.

Beacon Hill agrees to assume the expenses specifically related to the migration of the Trust to a series trust under this Agreement. These expenses include the anticipated proxy to elect new board members as referenced in Section 2 of the Agreement and costs to update the Declaration of Trust as well as other Trust documents.

Beacon Hill agrees to assume the organizational costs, excluding any legal expenses, up to a maximum amount of $25,000, associated with the registration of two new Funds advised by Shay Assets Management, Inc. within the first 12 months of the start of this Agreement. A Fund’s general offering costs such as state registration, prospectus printing, etc. will be treated as direct Fund operating expenses. These expenses will be included under the fee and the minimum annual fee will be increased as may be agreed to by Beacon Hill and the Trust commensurate with the number of new Funds to be added.

ASSET MANAGEMENT FUND	BEACON HILL FUND SERVICES, INC.

/s/ Dana A. Gentile	/s/ Stephen G. Mintos
Dana A. Gentile	Stephen G. Mintos
Title: President	Title: President

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SCHEDULE D

BEACON HILL CORPORATE STRUCTURE

Beacon Hill is a wholly-owned subsidiary of Diamond Hill Investment Group, Inc. Diamond Hill Investment Group, Inc. is a public company trading under the NASDAQ symbol DHIL and may be included in certain market capitalization based equity indices used for tracking the stock market.  For more information on Diamond Hill, visit www.diamond-hill.com.

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